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John Beisler
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CKE RESTAURANTS, INC. REPORTS THIRD QUARTER INCOME FROM CONTINUING OPERATIONS OF $7.5 MILLION,
OR $0.13 PER DILUTED SHARE

CARPINTERIA, Calif. — Dec. 12, 2007 — CKE Restaurants, Inc. (NYSE:CKR) announced today third quarter results and the filing of its Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the twelve weeks ended Nov. 5, 2007.

Third Quarter Highlights

•	Same-store sales increased 0.7 percent at Carl’s Jr.® and 2.7 percent at Hardee’s® company-operated restaurants, compared to the prior year quarter.

•	Average unit volumes for the trailing-13 periods increased to $1,486,000 and $945,000 at company-operated Carl’s Jr. and Hardee’s restaurants, respectively.

•	Consolidated revenue for the current year quarter was $351.6 million, a 0.8 percent decrease from the prior year quarter. Company-operated restaurants revenue for the current year quarter was $273.3 million, a 2.7 percent decrease from the prior year quarter. Both consolidated revenue and company-operated restaurants revenue comparisons have been negatively impacted by the refranchising of 106 Hardee’s restaurants during the current fiscal year.

•	Third quarter operating income was $19.5 million versus $26.7 million in the prior year quarter. The $7.3 million decrease in operating income was primarily attributable to a number of factors.

1)	Food and packaging costs increased by 110 basis points (an impact of approximately $2.9 million), primarily due to substantial price increases in bakery and dairy products, which impacted Hardee’s food costs because of its larger breakfast daypart. Food and packaging costs at Carl’s Jr. as a percentage of company-operated restaurants revenue were relatively flat versus the prior year quarter.

2)	Occupancy and other restaurant operating costs increased by 110 basis points (an impact of approximately $2.9 million), due primarily to higher depreciation related to our new point-of-sale (POS) system at Carl’s Jr., and our ongoing remodel program at both brands. To date, we have remodeled 133 Carl’s Jr. restaurants (33% of our company-operated store base) and 63 Hardee’s restaurants (11% of our company-operated store base). Hardee’s also experienced a 50 basis point increase in general liability expense resulting from unfavorable claims reserves adjustments during the third quarter.

3)	Labor and employee benefits at Carl’s Jr. as a percentage of company-operated restaurants revenue were relatively flat compared to the prior year quarter. Hardee’s experienced a 20 basis point decrease in such costs. Lower workers’ compensation expense (40 basis points at Carl’s Jr. and 50 basis points at Hardee’s) resulting from favorable adjustments to our workers’ compensation reserves largely offset the higher direct labor expense related to minimum wage increases at the federal and state levels.

4)	General and administrative expenses decreased by $1.9 million during the third quarter. The decrease was primarily attributable to our cost reduction efforts, a reduction in management bonus expense and the impact of our refranchising program, which were partially offset by an increase in share-based compensation expense.

5)	Facility action charges were $0.3 million during the third quarter compared to a credit of $1.4 million during the prior year quarter. The credit in the prior year quarter was primarily due to gains on the sale of surplus properties that did not recur in the current year quarter.

•	Third quarter income before income taxes and discontinued operations was $12.9 million versus $22.0 million in the prior year quarter. This year’s income before income taxes and discontinued operations decreased as a result of the factors discussed above, as well as a $3.9 million increase in interest expense (including a $1.8 million, or approximately $0.02 per diluted share, expense to mark-to-market our interest rate swap agreements), a $0.8 million decrease in other income, and a decrease of $2.8 million in conversion inducement expense.

•	Third quarter income from continuing operations was $7.5 million, or $0.13 per diluted share, versus $11.1 million, or $0.16 per diluted share, in the prior year quarter.

•	Third quarter net income was $6.2 million, or $0.11 per diluted share, versus $9.5 million, or $0.14 per diluted share, in the prior year quarter.

•	Restaurant operating costs as a percentage of company-operated restaurants revenue on a consolidated basis were 81.6 percent versus 79.7 percent in the prior year third quarter, which represents a 190 basis point increase. The increase was primarily due to higher food and packaging costs (110 basis points) and higher occupancy and other expense (110 basis points), slightly offset by lower labor and employee benefits (30 basis points). This increase in the current quarter was less significant than the increase in the prior quarter. The current year second quarter consolidated restaurant operating costs as a percent of company-operated restaurants revenue was 300 basis points higher than the prior year second quarter.

•	The Company repurchased 4,796,899 shares of common stock during the quarter at a total cost of $80.1 million.

•	Since the end of the third quarter, the Company has repurchased an additional 447,700 shares at a total cost of $6.7 million.

•	For the forty weeks ended Nov. 5, 2007, the Company generated earnings before interest, income taxes, depreciation and amortization, facility action charges and share-based compensation expense (“Adjusted EBITDA”) of $129.4 million, versus $143.9 million in the comparable prior year period. For the trailing-13 periods ended Nov. 5, 2007, the Company generated Adjusted EBITDA of $166.6 million.

•	Fully diluted shares outstanding for the twelve and forty weeks ended Nov. 5, 2007, were 59.0 million and 64.6 million, respectively.

Executive Commentary

Andrew F. Puzder, president and chief executive officer, said:

“Third quarter income from continuing operations was $7.5 million, or $0.13 per diluted share, versus $11.1 million, or $0.16 per diluted share, in the prior year quarter. This $3.6 million decrease from the prior year quarter was primarily due to continued commodity pressures and increased depreciation and amortization expense, as well as higher interest expense incurred as a result of increased borrowings to fund our share repurchases during the fiscal year to date, and $1.8 million, or $0.02 per diluted share, of third quarter charges to mark-to-market our interest rate swap agreements.”

“On a consolidated basis, restaurant operating costs increased 190 basis points over the prior year third quarter. This increase was primarily due to the impact on Hardee’s breakfast of increased commodity costs and the impact of higher depreciation due to our installation of a new POS system at Carl’s Jr. and our remodel program.”

“This 190 basis point increase represents a 110 basis point sequential recovery as compared with the second quarter, when restaurant operating costs increased 300 basis points over the comparable prior year quarter. This narrowing is due to a number of factors including a price increase we took at the beginning of period 10, the last period of third quarter. While it impacted only one period, this price increase, in conjunction with other actions, made third quarter food and packaging costs and labor and employee benefits at Carl’s Jr. consistent as a percentage of company-operated restaurants revenue with the prior year quarter. In addition, a $2.5 million second quarter charge related to a 1982 workers’ compensation claim represented 90 basis points of the 300 basis point increase in restaurant operating costs during the second quarter.

“To further narrow this gap, we took an additional price increase near the beginning of period 11 in both brands. To date, we have seen no discernible negative impact to our sales trends. We will have a more meaningful understanding of the impact of these price increases on our operating results at the end of fourth quarter.”

Carl’s Jr.

“Same-store sales at company-operated Carl’s Jr. restaurants increased 0.7 percent during the third quarter. On a two-year cumulative basis, Carl’s Jr. same-store sales were up 6.9 percent for the third quarter. Revenues at company-operated Carl’s Jr. restaurants increased $3.8 million, or 2.9 percent, over the prior year quarter due to the same-store sales increase and a net increase of eight company-operated units for the fiscal year to date,” continued Puzder. “During the quarter, Carl’s Jr. featured the Patty Melt burger and reintroduced the Portobello Mushroom Six Dollar Burger™ during the final week of the period. Carl’s Jr. also promoted the latest varieties of its Hand-Scooped Ice Cream Shakes & Malts™, the Strawberry Banana Smoothie Shake™ and OrangeSicle™. Average unit volume at company-operated Carl’s Jr. restaurants increased to $1,486,000, a $46,000 increase since the end of fiscal 2007, and an all-time high for the brand.”

“Carl’s Jr. restaurant operating costs at its company-operated restaurants increased by 130 basis points over the prior year quarter, to 78.8 percent of company-operated restaurants revenue. The increase was due to higher occupancy and other expense primarily related to higher depreciation due to our new POS system and our ongoing remodel program. Food and packaging costs, as a percentage of company-operated restaurants revenue, were relatively flat versus the prior year quarter. Labor and employee benefits as a percentage of company-operated restaurants revenue were also relatively flat for the quarter, as favorable adjustments to our workers’ compensation reserves offset the higher direct labor expense related to minimum wage increases at the federal and state levels. Carl’s Jr. generated $14.6 million of operating income during the third quarter, compared to $16.5 million in the prior year quarter.”

Hardee’s

“Same-store sales at company-operated Hardee’s restaurants increased 2.7 percent during the third quarter. On a two-year cumulative basis, Hardee’s same-store sales were up 8.3 percent for the third quarter,” added Puzder. “Revenue from company-operated Hardee’s restaurants decreased $11.3 million, or 7.6 percent, from the prior year quarter. This decrease is due to our refranchising of 106 Hardee’s restaurants during the first three quarters of fiscal 2008. Hardee’s featured the Patty Melt Thickburger™ and Hawaiian Chicken Sandwich during the quarter. Hardee’s also debuted the Country Breakfast Burrito™ during the breakfast daypart. Hardee’s company-operated restaurants average unit volume increased to $945,000, a $29,000 increase since the end of fiscal 2007, and a ten-year high for the brand, which is as far back as we can check.”

“Hardee’s restaurant operating costs at its company-operated restaurants increased 260 basis points over the prior year quarter, to 84.3 percent of company-operated restaurants revenue. The increase was primarily due to a 210 basis point increase in food and packaging costs as a result of substantial price increases in bakery and dairy products, which represent a greater percentage of Hardee’s food costs compared to Carl’s Jr. because of its larger breakfast daypart. Occupancy and other expense increased 70 basis points primarily due to unfavorable general liability expense adjustments versus the prior year quarter. A favorable adjustment to our workers’ compensation claims reserves and the impact of the menu price increase implemented at the beginning of period 10 more than offset the impact of federal and state minimum wage increases, resulting in a 20 basis point decrease in labor and employee benefits versus the prior year quarter. For the third quarter, Hardee’s generated operating income of $4.6 million, compared to $10.2 million in the prior year quarter.”

“During the third quarter, we returned approximately $83.7 million to our stockholders through share repurchases and cash dividends during the quarter, including the repurchase of 4,796,899 shares at a total cost of $80.1 million. For fiscal year 2008 to date, we have repurchased 13,646,919 shares at a total cost of $240.4 million.”

“We also continued with our strategic initiative to refranchise approximately 200 Hardee’s restaurants, which we originally announced in April. To date, we have completed the refranchising of 136 Hardee’s restaurants in the Midwest and Southeast, including 60 restaurants in the third quarter, and 30 restaurants in the Kansas City market announced last week.”

“With respect to our restaurant operations, we will continue to focus on the fundamentals of our business, including our premium product strategy, superior customer service, and effective, cutting edge advertising. We will also continue to implement our capital plan particularly with respect to our remodel and dual-branding initiatives.  Both of these programs continue to generate positive returns.  Finally, we will continue to return capital to our stockholders,” Puzder concluded.

As of the end of its fiscal 2008 third quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,052 franchised, licensed or company-operated restaurants in 42 states and in 13 countries, including 1,121 Carl’s Jr. restaurants and 1,915 Hardee’s restaurants.

Conference Call

The Company will host a conference call and webcast on Dec. 13, 2007, at 9:00 a.m. (EST) / 6:00 a.m. (PST) to review these results, discuss the Company’s progress and provide more information on the Company’s growth plans. The Company invites investors to listen to the live webcast of the conference call at www.ckr.com under “Investors.”

SEC Filings

The Company’s filings with the SEC are available to investors at www.ckr.com under “Investors/SEC Filings.”

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure used by our lenders as an indicator of earnings available to service debt, fund capital expenditures and for other corporate uses. Adjusted EBITDA is not intended to be a substitute for net income determined in accordance with GAAP.

Safe Harbor Disclosure

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal control over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	November 5, 2007	November 6, 2006	November 5, 2007	November 6, 2006
Revenue:
Company-operated restaurants	$273,319	$280,821	$941,639	$947,079
Franchised and licensed restaurants and other	78,303	73,566	254,876	245,760

Total revenue	351,622	354,387	1,196,515	1,192,839

Operating costs and expenses:
Restaurant operating costs:
Food and packaging	82,298	81,539	279,761	272,614
Payroll and employee benefits	78,261	81,087	273,901	274,355
Occupancy and other	62,459	61,228	207,706	200,240

Total restaurant operating costs	223,018	223,854	761,368	747,209
Franchised and licensed restaurants and other	60,373	54,881	197,685	184,137
Advertising	15,829	15,825	55,861	55,030
General and administrative	32,636	34,516	110,278	111,316
Facility action charges, net	287	(1,424)	(1,513)	909

Total operating costs and expenses	332,143	327,652	1,123,679	1,098,601

Operating income	19,479	26,735	72,836	94,238
Interest expense	(7,686)	(3,812)	(17,442)	(15,918)
Conversion inducement expense	—	(2,807)	—	(6,406)
Other income, net	1,079	1,872	3,291	3,427

Income before income taxes and discontinued operations	12,872	21,988	58,685	75,341
Income tax expense	5,388	10,882	23,851	33,377

Income from continuing operations	7,484	11,106	34,834	41,964
Loss from discontinued operations (net of income tax (benefit) expense of $(500) and $1,841 for the twelve and forty weeks ended November 5, 2007, respectively, and $(821) and $(920) for the twelve and forty weeks ended November 6, 2006, respectively)	(1,282)	(1,649)	(3,856)	(2,123)

Net income	$6,202	$9,457	$30,978	$39,841

Basic income per common share:
Continuing operations	$0.13	$0.16	$0.57	$0.67
Discontinued operations	(0.02)	(0.02)	(0.06)	(0.03)

Net income	$0.11	$0.14	$0.51	$0.64

Diluted income per common share(1):
Continuing operations	$0.13	$0.16	$0.54	$0.60
Discontinued operations	(0.02)	(0.02)	(0.06)	(0.03)

Net income	$0.11	$0.14	$0.48	$0.57

Dividends per common share	$0.06	$0.04	$0.18	$0.12

Weighted-average common shares outstanding:
Basic	55,908	68,001	61,312	62,233
Dilutive effect of stock options, convertible notes and restricted stock	3,056	4,004	3,238	10,481

Diluted	58,964	72,005	64,550	72,714

(1) The interest and amortization costs adjustment for the 2023 Convertible Notes, net of tax, which is added to the Company’s net income for the diluted earnings per share calculation, was $102 and $341 for the twelve and forty weeks ended November 5, 2007, respectively, and was $152 and $1,743 for the twelve and forty weeks ended November 6, 2006, respectively.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED PRESENTATION OF NON-GAAP MEASUREMENTS
(In thousands)
(Unaudited)

	Twelve	Twelve
	Weeks Ended	Weeks Ended
	November 5, 2007	November 6, 2006
Net income	$6,202	$9,457
Interest expense	7,686	3,804
Income tax expense	4,888	10,061
Depreciation and amortization	14,769	14,545
Facility action charges, net	287	(10)
Share-based compensation expense.	2,850	2,009

Adjusted EBITDA	$36,682	$39,866

	Forty	Forty	Trailing-13
	Weeks Ended	Weeks Ended	Periods Ended
	November 5, 2007	November 6, 2006	November 5, 2007
Net income	$30,978	$39,841	$41,309
Interest expense	17,464	15,916	21,299
Income tax expense	25,692	32,457	25,134
Depreciation and amortization	49,679	47,245	64,852
Facility action charges, net	(2,218)	3,526	2,802
Share-based compensation expense.	7,755	4,934	11,189

Adjusted EBITDA	$129,350	$143,919	$166,585